UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

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IN RE:
                                                      Chapter 7
EDISON BROTHERS STORES, INC., et al.,
                                                      Case Nos. 99-529 through
                                 Debtors              536 (MFW)

                                                      Jointly Administered
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                 MOTION OF ALAN M. JACOBS, CHAPTER 7 TRUSTEE,
         PURSUANT TO SECTIONS 105, 363 AND 704 OF THE BANKRUPTCY CODE
            FOR ORDER AUTHORIZING (i) DISTRIBUTION POOL INSURANCE
         FOR THE AMOUNTS TO BE DISTRIBUTED BY THE DEBTORS' ESTATES TO
           HOLDERS OF ALLOWED CLAIMS AND (ii) OPTIONAL ACCELERATED
                  FINAL DISTRIBUTIONS TO UNSECURED CREDITORS

TO THE HONORABLE MARY F. WALRATH,
UNITED STATES BANKRUPTCY JUDGE:

            Alan M. Jacobs, chapter 7 trustee (the "Trustee") of Edison Brothers Stores, Inc. ("Edison") and its seven (7) affiliates (collectively, with Edison, the "Debtors"), hereby submits this Motion pursuant to sections 105, 363, and 704 of the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code"), for entry of an order authorizing (i) distribution pool insurance for the amounts to be distributed by the Debtors' estates to holders of allowed claims and (ii) optional accelerated final distributions to unsecured creditors; and respectfully represents as follows:

                              PRELIMINARY STATEMENT

      1. Under Bankruptcy Code ss. 704(1), one of the primary duties of a Chapter 7 trustee is to "collect and reduce to money the property of the estate for which such trustee serves, and close such estate as expeditiously as is compatible with the best interests of parties in interest." By this Motion, the Trustee seeks to comply with this duty by procuring an insurance policy (the "Policy") from Bankers Standard Fire and Marine Insurance Company (the "Insurer") , a member of the ACE Group of Insurance and Reinsurance Companies (collectively, "ACE"), that will insure distributions from the Debtors' estates and, subject to the Trustee's direction, assume the financial burden of administering the Debtors' estates and resolving disputed claims, thereby expediting the administration of these estates. The Trustee will transfer all assets of the estates as the premium for the Policy. The Trustee believes that the Policy will be beneficial to creditors because it will:

      o afford all consenting unsecured creditors an option to receive a final cash payment of (i) 16 cents on the dollar on their allowed claims payable on or before March 5, 2001, and (ii) an additional one cent on the dollar in the event that the total amount of cash and non-cash assets that are recovered and converted to cash on or before the first anniversary of the Policy Effective Date (as defined below) exceeds a specified threshold (discussed below);

      o pay all non-consenting unsecured creditors their pro rata share of cash (based on the amount of their allowed claims) that would have been distributable to them had the assets not been sold to the Insurer; and

      o     pay all allowed administrative expenses and priority claims.

      2. In insurance terminology, the transaction is called "risk finance," whereby the Insurer both finances cash flow required to service known liabilities and assumes the risk associated with their ultimate value. In this transaction, the Insurer, through the issuance of the Policy, will (i) use its financial resources to pay distributions to all allowed creditors (priority, administrative and unsecured) and the costs and expenses associated with the ongoing


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

administration of the estate (including the costs of outside professionals and claims resolution), (ii) assume the risk of the timing and amount of recovery of the unliquidated assets of the estate, and (iii) assume the risk of the ultimate amount of priority, administrative and unsecured claims.

      3. The proposed transaction,1 which is modeled after the transaction recently approved in the Montgomery Ward Holding Corp. case, No. 97-14909 (PJW) (Bankr. D. Del.), benefits those creditors who want cash now, without impairing the rights of any other parties in interest. Creditors electing to participate will do so based on full disclosure of all material facts, as set forth in this Motion. (To the extent the Court determines, at the hearing on this Motion, that additional or revised disclosures are needed, the Trustee will promptly serve such supplemental disclosures on all unsecured creditors, long before their election deadline.) A critical element of the transaction is that it is voluntary and non-electing creditors will suffer no prejudice from the transaction. Accordingly, the Trustee submits that this insurance arrangement is in the best interests of the Debtors' estates and their respective creditors.

                                  JURISDICTION

      4. This Court has jurisdiction to consider this Motion pursuant to 28 U.S.C. ss.ss. 157 and 1334. This matter is a core proceeding pursuant to 28 U.S.C. ss. 157(b). Venue is proper before this Court pursuant to 28 U.S.C. ss.ss. 1408 and 1409.

--------
1 Allan E. Reznick, who is a partner in the law firm of Kramer Levin Naftalis & Frankel LLP ("Kramer Levin"), special counsel to the Trustee, is one of the two inventors (the "Inventors") who applied for a business method patent for a "Method For Insolvency Claims Resolution" (the "Patent Application") with the United States Patent and Trademark Office. The Patent Application, if granted as filed, may give the Inventors a proprietary interest in future transactions similar to the one described in this Motion. Allan E. Reznick and Kramer Levin hereby renounce any claim to compensation on account of the Patent Application for the Policy described in this Motion. Notwithstanding the foregoing, Kramer Levin will continue to represent the Trustee in these Chapter 7 cases.


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

                                   BACKGROUND

      5. On March 9, 1999 (the "Commencement Date"), the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code.

      6. On or about March 22, 1999, the Office of the United States Trustee (the "U.S. Trustee") appointed a committee of unsecured creditors (the "Committee") in the Debtors' chapter 11 cases.

      7. The Debtors completed the liquidation of the great bulk of their assets by the end of August 1999. Unsecured creditors, however, have yet to receive any distributions on their claims.

      8. On or about April 28, 2000, the Debtors and the Committee filed a Motion for an Order Directing Appointment of a Chapter 11 Trustee Pursuant to
Section 1104 of the Bankruptcy Code. On May 16, 2000, the Court conducted a hearing on the motion and thereafter entered an order granting it.

      9. On May 30, 2000, the United States Trustee applied for an order appointing Alan M. Jacobs as trustee (the "Chapter 11 Trustee") in the chapter 11 cases. The Court granted the application on the day it was filed.

      10. On June 16, 2000, the Chapter 11 Trustee moved pursuant to sections 1112(a) and (b) of the Bankruptcy Code to convert the cases to cases under chapter 7. On July 5, 2000 the Court granted the motion to convert, the United States Trustee appointed the Chapter 11 Trustee to serve as the Chapter 7 Trustee, and the Court granted the Trustee's motion for authority to


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

conduct limited administrative operations utilizing the Debtors' employees pursuant to section 721 of the Bankruptcy Code.2

                            THE PROPOSED TRANSACTION

      11. As noted above, unsecured creditors have yet to receive any distribution on their claims, even though many of the assets of the Debtors' estates were converted to cash by the end of August 1999. The conversion of this case to Chapter 7, the uncertainty in fixing the amount of administrative, priority, and unsecured claims, and other factors set forth more fully below have rendered the Trustee unable to make any distributions to unsecured creditors to date. The Trustee expects that, in the absence of the Policy, he would be able to make an initial distribution in the Spring of 2001, but such a distribution would not exceed 5 cents on the dollar.

      12. The Trustee proposes to expedite distributions by acquiring the Policy. The Trustee will transfer all of the assets of the Debtors' estates (including cash and cash equivalents) to the Insurer as the premium for its issuance of the Policy. Under the Policy, as more fully described below, the Trustee will continue to be responsible for the liquidation of the Debtors' estates, and the Insurer will make payments to the Debtors' allowed secured, administrative, priority and unsecured claims as follows:

            Secured Claims: The collateral securing each secured claim will be sold and the proceeds distributed to the holder of the secured claim (to the extent of the amount of each such secured claim) when it is allowed.

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2     The Trustee has been appointed Chapter 7 trustee for all of the Debtors'
      estates. Because (i) the operations and finances of the various Debtors are closely intertwined and would be difficult or impossible to disentangle and (ii) the benefits of substantive consolidation outweigh the harm or prejudice to creditors of the Debtors' estates, the Trustee has moved to have the Debtors' estates substantively consolidated. Substantive consolidation will also facilitate the transaction proposed herein, and it is a condition to the effectiveness of the Policy.


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

            Administrative Expenses and Priority Claims: The Insurer will pay these claims when they are allowed.

            Consenting Unsecured Claims: Holders of unsecured claims have the option of receiving 16 cents, or possibly 17 cents, for every dollar of their allowed claim. Any creditor who accepts such offer will be required to assign its claim to the Insurer and will receive, as a final payment for its allowed claim, a final cash payment of (i) 16 cents on the dollar on its allowed claim payable on or before March 5, 2001, and (ii) an additional one cent on the dollar in the event that the total amount of cash and non-cash assets that are recovered and converted to cash on or before the first anniversary of the Policy Effective Date (as defined below) exceeds a specified threshold (discussed below).

            Non-Consenting Unsecured Claims: The Insurer will insure that any unsecured creditor who does not elect to participate in the Policy will receive, when its claim is allowed, its pro rata share of cash available for distribution to unsecured claims after payment of secured claims, administrative expenses and priority claims. The Insurer will pay these creditors whatever distributions they would have received as if the Policy were never issued. Those distributions may be less than, equal to or more than 16 cents on the dollar; the timing of these distributions will depend on how quickly administrative expenses, priority claims and unsecured claims are allowed and how fast the estates can convert to distributable cash the remaining assets of the Debtors' estates.

      13. The Trustee has set forth below (i) a detailed description of the proposed transaction; (ii) a summary of the Debtors' assets and liabilities being sold to and assumed by the Insurer (to illustrate the benefits to the Debtors of the transaction and the risks and benefits to individual creditors of accepting the Accelerated Distribution (as defined below)); and (iii) a description of certain of the risks associated with the proposed transaction.

      A. Terms of the Policy

      14. A copy of the Policy is attached as Exhibit A and incorporated herein by reference.3 Certain terms of the Policy are not yet finalized, and a final version of the Policy will be presented to the Court not less than (5) days before a hearing of this Motion. The material terms of the Policy may be summarized as follows:

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3     Terms not defined herein shall have the meaning attributed to them in the
      Policy.


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

      15. The Policy will be issued by the Insurer. The Insurer is one of the ACE Group of Insurance and Reinsurance Companies and is rated A+ by Standard & Poor's Rating Services and A2 by Moody's Investor Services, Inc.4

      16. The Insurer, to the extent and on the terms set forth in the Policy, will insure the Debtors' estates (which will be the "Insured" under the Policy) as represented by the Trustee. The Trustee will continue to serve as Chapter 7 trustee and will make all distributions to holders of allowed claims; his responsibilities and the exercise of his fiduciary duties will in no way be diminished by this transaction. To the extent there are insufficient amounts in the Debtors' estates to make distributions, including payment of Accelerated Distributions (as defined below), the Insurer will pay, subject to the liability limitations contained in the Policy, to the Debtors' estates amounts sufficient to make such distributions.

      17. The claims that will be covered by the Policy are secured, administrative, priority and unsecured claims that are either presently allowed or disputed as set forth on the list of claims maintained by Claudia King & Associates and will be attached to the final version of the Policy as Schedule 1 (the "Claims List"). The Policy requires that the Insurer, the Trustee and the Debtors' estates shall be entitled to rely upon the Claims List as the conclusive list of presently allowed and disputed claims and, with respect to any claim for which an amount is stated, the maximum amount of such claim. In order to provide finality to the Claims List and the liability of the Insurer, the Policy also provides that, except as otherwise ordered by the Bankruptcy Court during the 90-day period following the Policy Effective Date (as defined

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4     Information regarding the ACE Group of Companies can be found in the annual report of ACE Limited, a NYSE listed company, which can be obtained at www.acelimited.com or by contacting Investor Relations --Phone: (441) 299-9283, Fax: (441) 292-8675 and e-mail:
      info@acelimited.com.


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

below) and only after application of standards for relieving creditors of orders and the requirements of a bar date (i.e., the last date for filing a proof of claim against a debtor), no claims may be added to the Claims List, and the status and maximum amount of each such claim on the Claims List (other than disallowance of claims or allowance of disputed claims) may not be changed after the ninetieth (90th) day following the Policy Effective Date. Thus as part of the approval of the Policy, the Trustee requests that the order granting this Motion contain provisions permitting reliance on the Claims List and cutting off (after expiration of the 90-day period referenced above) any ability to file tardy claims that may otherwise be permitted under Bankruptcy Code ss. 726.5

      18. The Policy will become effective on the date (the "Policy Effective Date") that the following conditions have been either satisfied or waived by the
Insurer:

      (a) the Accelerated Distribution (as defined below) shall have been accepted by at least 80% in amount of holders of all covered unsecured claims;

      (b) Covered claims relating to the Internal Revenue Service shall have been settled to the satisfaction of the Insurer;

      (c) no material adverse change to the Claims List shall have occurred prior to the entry of the order granting this Motion;

      (d) a final order granting this Motion in form and substance acceptable to the Insurer shall have been entered by the Court;

      (e) an Administrative Claim Bar Date for certain claims has been set for a date that is on or about January 15, 2001;

      (f) entry of a Final Order granting the Motion of Alan M. Jacobs, Chapter 7 Trustee, Pursuant to Section 363 of the Bankruptcy Code For Order Authorizing the

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5     The Trustee does not believe that any creditor of the estate will suffer unfair prejudice from the elimination of the ability to file tardy claims under ss. 726. All known creditors of this estate have already received notice of (i) the Chapter 11 bar date; (ii) the Chapter 7 bar date; and
      (iii) the cut off date requested pursuant to this motion. Thus every creditor will have had three chances to file its claim and deserves no further grace for tardiness.


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

            Termination of the Debtors' Overfunded Retirement Plans shall have been entered by the Court;

      (g) all documents necessary to terminate the Debtors' retirement plans have been prepared and filed with the PBGC and any other appropriate governmental agency, person or institution on or before December 29, 2000;

      (h) evidence satisfactory to the Insurer demonstrating that the amount of overfunding of the Debtors' retirement pension and 401(k) plans (prior to any deduction for taxes, costs or expenses) is at least $15 million (then current market value);

      (i) evidence satisfactory to the Insurer demonstrating that all amounts that constitute the overfunding of the Debtors' retirement plans shall have been deposited into money market accounts (or similar investments) on or before December 15, 2000;

      (j) a final order substantively consolidating the Debtors' estates shall have been entered by the Court; and

      (k)   the insurer shall have completed due diligence.6

      19. The Policy will afford creditors holding Allowed Unsecured Claims (as defined in the Policy) the option to obtain a final lump sum payment (the "Accelerated Payment"). The Accelerated Payment will have one, and possibly two, components. First, each creditor accepting the Accelerated Payment will receive a cash payment of 16 cents on the dollar on their allowed claims payable on or before March 5, 2001. Second, accepting creditors will receive an additional one cent on the dollar if, but only if, on or before the first anniversary of the Policy Effective Date, at least $62.9 million (i) has been recovered and (if a non-cash asset) converted to cash by the Trustee; and (ii) either has been distributed to secured or unsecured creditors, or is available for distribution to such creditors, or would be available for distribution to such creditors if not required to be reserved on account of disputed claims.7

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6     Because each of the items listed in this paragraph is a condition precedent to the proposed transaction, the Policy provides no reduction of risk as to these circumstances.

7 The details of the $62.9 million trigger discussed above are still being negotiated by the Trustee and the Insurer. A final and definitive statement of the circumstances under which accepting creditors will be entitled to receive the supplemental one cent distribution will be furnished to creditors in a subsequent mailing.


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

      20. In order to receive an Accelerated Distribution, an unsecured creditor must return by January 29, 20018 a response form (the "Response Form"), the form of which has been submitted to the Court for approval in connection with the Trustee's motion for a Scheduling Order, indicating such creditor's election to receive the Accelerated Distribution. Holders of Senior Notes must also tender their original Senior Notes9 either at the time of the submission of the Response Forms or before the Senior Note Tender Date (as defined below). In consideration for the Accelerated Distribution, each unsecured creditor who elects to receive such Accelerated Distribution must assign to the Insurer or its designee all right, title and interest in and to such creditor's Allowed Unsecured Claim. Each creditor's assignment of claims other than those arising under the Senior Notes shall be irrevocable and absolute after January 29, 2001, subject only to the creditor's receipt of the Accelerated Distribution. Each creditor's assignment of claims arising under the Senior Notes shall be irrevocable and absolute on February 26, 2001 if the creditor has tendered the Senior Notes on or before the Senior Note Tender Date (February 20, 2001) (see below). Each unsecured creditor who elects to receive an Accelerated Distribution must also release the Debtors, the Trustee and the Insurer, together with each of their respective officers, directors, employees, attorneys and agents, from all liability arising out of or relating to the Accelerated Distribution, the Policy or the Motion.

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8     In the motion for a Scheduling Order in connection with this Motion,
      Debtors requested that creditors return the Response Form by December 15, 2001. The Insurer has since agreed to accept Response Forms through January 29, 2001.

9 Any issues relating to lost, destroyed, mutilated or stolen Senior Notes will be dealt with as provided in the Indenture.


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

      21. The 80% threshold is deemed a condition to the effectiveness of the Policy, although the Insurer may, in its sole and absolute discretion, elect to proceed if acceptances are received with respect to less than 80% in amount of holders of all unsecured claims.

      22. Accelerated Distributions with respect to claims allowed as of the Policy Effective Date (other then claims arising under the Senior Notes) will be made on or before March 5, 2001. Holders of Senior Notes that have timely submitted Response Forms must tender their notes on or before February 20, 2001 (the "Senior Note Tender Date"). Such tender will be accepted by the Insurer and irrevocable unless withdrawn prior to February 26, 2001. Distributions to holders of Senior Notes that tender by the Senior Note Tender Date shall be made promptly thereafter, but no later than March 1, 2001.

      23. The Policy also will relieve the Debtors' estates of the financial burden of both the administering of the claims resolution process and the making of distributions to holders of allowed claims. Under the Policy, these costs will be borne by the Insurer. Ongoing claims administration will be governed by the terms of a claims administration agreement (the "Claims Administration Agreement")10 that will be entered into between the Trustee and the Insurer pursuant to which the financial and administrative burdens of claims administration will be assumed by the Insurer, subject to the Trustee's ongoing supervision. Among other things, the Claims Administration Agreement will contain appropriate indemnification provisions for the benefit of the Trustee. The Trustee, however, will continue his supervisory responsibilities with respect to all aspects of estate administration.

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10    A copy of the Claims Administration Agreement will be filed with the Court prior to the hearing on this Motion.

      24. Holders of unsecured claims that are not yet allowed as of the Policy Effective Date or did not elect to receive the Accelerated Distribution will have the option to accept the Accelerated Distribution, provided that such claims are allowed on or before June 30, 2001 and the election to receive the Accelerated Distribution is also made within such period. Payments will be made within 30 business days of June 30, 2001 for those holders of unsecured claims that elect to accept the Accelerated Distribution on or before June 30, 2001. In addition, the Trustee and the Insurer may, to the extent necessary, set additional dates during such period ending June 30, 2001 by which holders of Senior Notes can tender their notes for payment. Notice of any such additional dates will be given to record holders of Senior Notes who had not yet tendered their notes and by appropriate filings under section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules adopted thereunder.

      25. Significantly, under the terms of the proposed transaction, no creditor will be prejudiced. The Policy will provide (subject to the Policy's liability limit) that any creditor that does not transfer its claim will be paid, by the Insurer, the same amount that such a creditor would have received as if the Policy were never issued.

      26. Prior to making any distributions to nonconsenting claimholders, the Trustee and the Insurer will establish a reserve for disputed claims (the "Disputed Claims Reserve"). The Trustee does not believe that he will be in a position to establish a Disputed Claims Reserve until at least 30 days following February 19, 2001 -- the date established for governmental units to file claims in these cases.11 The Trustee will propose appropriate reserves for disputed and unliquidated claims and will seek an order estimating such claims pursuant to section 502(c) of

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11    The last date for unsecured creditors to file claims in these cases was
      November 22, 2000.


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

the Bankruptcy Code for reserve purposes. In addition, the Trustee will establish appropriate reserves for disputed administrative and priority claims, future administrative expenses (including taxes, professional fees, fees for the Chapter 7 Trustee and any charges or fees that may be required by the Office of the U.S. Trustee), and potential claims that may be filed prior to the 90-day period contained in the Policy (i.e., scheduled claims for which no proof of claim has yet to be filed). Once the amount of the reserves is established, the Trustee will then be in a position to make a pro rata distribution to holders of allowed claims calculated as if the Policy were not in place (i.e., provided that in the absence of the Policy there would have been sufficient free assets then on hand for that distribution). At the appropriate time, the Trustee intends to file a separate motion with the Court seeking approval of the specific amounts of reserves discussed herein and the calculation of the initial distribution to nonconsenting holders of allowed unsecured claims.

      27. The Insurer's limit of liability (the "Policy Limit of Liability") shall be as set forth in the final version of the Policy and shall be a limit in the aggregate for all claims made thereunder; no payments will be made for any claims after such limit is reached. Amounts available under the Policy at any particular time will be automatically reduced by any payments made under the Policy. The Policy Limit of Liability is being negotiated by the Trustee to represent an amount estimated to, at a minimum, be able to provide for payment in full of allowed secured, administrative and priority claims, a 16% distribution in respect to consenting allowed unsecured claims, and payment to nonconsenting creditors of the amount that they would have received had the Policy never been issued.


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

      28. The coverage under the Policy will commence on the Policy Effective Date and continue until the earlier of an entry of an order approving the Trustee's final accounting and closing the Estates or the exhaustion of the Policy Limit of Liability.

      29. In consideration of the coverage provided by the Policy, a premium equal to the balance of funds in the Debtors' Estates, all remaining assets (to the extent legally permissible), and the proceeds of such assets on the Policy Effective Date will be transferred and assigned to the Insurer free and clear of any liens. The holders of claims secured by the transferred property, however, will get a replacement lien on the proceeds of the Policy to the extent of the value of their collateral (not to exceed the amount of their claim).

      B. Assets of and Claims Against the Debtors' Estates

      30. As stated above, the Policy offers creditors an Accelerated Distribution of a final cash payment of (i) 16 cents on the dollar on their allowed claims payable on or before March 5, 2001, and (ii) an additional one cent on the dollar in the event that the total amount of cash and non-cash assets that are recovered and converted to cash on or before the first anniversary of the Policy Effective Date exceeds a specified threshold (described above). The Policy benefits the Debtors' estates and those creditors who accept the offer of an Accelerated Distribution to the extent that it allows such creditors to avoid both the risk that distributions without the Policy will be less than 16 cents on the dollar and the risk and cost of delay in receiving future distributions. The risks avoided (and the benefit to the estates and accepting creditors) depend on the probable amount of claims against the Debtors (including administrative expense and priority claims that must be paid prior to unsecured claims), the cash value of the Debtors' assets and when such cash will be available for distribution. Accordingly, the following sets forth a summary of (i) the remaining assets of the Debtors' estates and (ii) the claims asserted against the Debtors' estates.


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

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                                   DISCLAIMER

      The following summary contained in paragraphs 31 - 54 is based upon information presently available to the Trustee, including claims data compiled by the Debtors' claims agent, Claudia King & Associates. The Trustee cannot and does not warrant the accuracy of this information. In addition, the summary below necessarily includes projections as to future events; the Trustee can give no assurances as to the accuracy of the projections.

      In addition to the Trustee's reliance on information provided to him by the Debtors and Claudia King & Associates, to the extent any discussion in this Motion of the Debtors' business and operations includes forward-looking statements, such statements are based upon the Trustee's good faith assumptions relating to the financial, market, operating and other relevant environments that may exist and affect the Debtors' estates in the future.

      No assurance can be made that the assumptions upon which the Trustee based any such forward-looking statements will prove to be correct, or that the Debtors' estates will not be affected in any substantial manner by other factors not currently foreseeable by the Trustee or beyond the Trustee's control. All forward-looking statements involve risks and uncertainty. The Trustee undertakes no obligation to publicly release the result of any revisions to any forward-looking statements contained herein that might be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, including those described in this Motion. Such statements shall be deemed in the future to be modified in their entirety by the Trustee's public pronouncements, including those contained in all future filings with this Court and the Securities and Exchange Commission.
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      (1) Assets Available for Distribution

      31. The Debtors' remaining assets principally consist of the following:
(i) unencumbered cash and cash equivalents in the amount of $30.3 million; (ii) pension plan overfunding of approximately $15.9 million and overfunded matching account for a 401(k) savings plan (the "Savings Plan") of approximately $2.6 million before deduction of expenses and the imposition of a 20% excise tax and the payment of any other tax liabilities; (iii) cash collateral relating to outstanding customs bonds of approximately $9.4 million; (iv) cash securing a letter of credit issued in connection with general liability and workers compensation policies of approximately $1.1 million; (v) real estate; (vi) uncollected receivables; and (vii) causes of action against third parties. The Trustee discusses these assets (other than item "i" which requires no discussion) in turn below.


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

      32. Pension Plan and 401(k) Savings Plan overfunding. As a result of, among other things, the transfer of approximately $ 38.8 million in excess assets from the Debtors' terminated prior pension plan, the Pension Plan presently is overfunded -- i.e., it contains more than sufficient assets to satisfy all obligations to participants thereunder. As of September 1, 2000, the Pension Plan had assets aggregating approximately $18.9 million and an accrued benefit obligation to Pension Plan participants aggregating approximately $3 million. Thus, the excess or surplus funds in the Pension Plan aggregate approximately $15.9 million (the "Pension Plan Gross Excess Funds"). The Pension Plan Gross Excess Funds will vary between September 1, 2000 and the date upon which the Pension Plan and its underlying trust are terminated due to investment experience and Pension Plan distributions in the ordinary course. When the Savings Plan was established and received a contribution of approximately $2.91 million from Debtors' terminated prior pension plan, the Internal Revenue Code required the Debtors to establish a suspense account within the Savings Plan's underlying trust to hold the contribution, from which Debtors would annually allocate a certain portion of the suspense account to Savings Plan participants. Since the establishment of the suspense account, the Debtors have made annual allocations therefrom in the form of employer matching contributions. The Internal Revenue Code requires that the suspense account be allocated within seven (7) years of the establishment of the account, to the extent permitted under applicable Internal Revenue Code limits. The Debtors' proposed Savings Plan termination will occur prior to the expiration of the seven (7) year allocation period, which, combined with applicable Internal Revenue Code limits, will result in an amount remaining in the suspense account which exceeds the amounts that may be allocated to participants. As of September 1, 2000, the Savings Plan held approximately $10.85 million in total assets (the "Savings Plan Assets") (collectively the Pension Plan Assets and the Savings Plan Assets are referred to as the "Retirement Plan Assets"). As of September 1, 2000, the Debtors estimate that $2.64 million will be available for reversion to the Debtors' estate upon termination of the Savings Plan (the "Savings Plan Gross Excess Funds") (collectively the Pension Plan Gross Excess Funds and the

Savings Plan Gross Excess Funds are referred to as the "Retirement Plan Gross Excess Funds"). All other assets, approximately $8.21 million, will be distributed to participants. The Savings Plan Gross Excess Funds will vary between September 1, 2000 and the date upon which the Savings Plan and its underlying trust are terminated due to investment experience and Savings Plan distributions in the ordinary course and be subject to reduction as discussed below.

            33. The amount of this overfunding will be reduced by the federal excise tax of 20% and fees and expenses of approximately $500,000 that relate to the plans, as well as any income tax that may be applicable. While the Trustee is proceeding as expeditiously as possible to obtain the overfunded amounts, it is not possible to determine the exact date that the money would be available for creditors. Although the Trustee is now authorized to terminate the plans, he must prepare and file appropriate documents with the Pension Benefit Guaranty Corporation (the "PBGC"). Delays could arise if either the PBGC or IRS raise any issues or objections to termination. The timing of the PBGC's approval is uncertain. In addition, the amounts necessary to purchase annuities as part of the termination are sensitive to interest rate fluctuations. The timing and net amount that ultimately will be available to the estates is uncertain at this time.

            34. Cash securing customs bonds. The Trustee anticipates that, absent unforeseen circumstances, most of the cash relating to the customs bonds will be recovered in the next three to four months. The Trustee is aware of some outstanding claims for custom duties; but these known claims duties are minimal. The Trustee must obtain a release of the funds from the bonding companies. This release may require the consent of U.S. Customs Authorities.

      35. Cash securing letter of credit. As noted above, the Debtors hold approximately $1.1 million of cash securing a letter of credit issued in connection with the Debtors' general liability and workers' compensation coverage. The insurance carrier has the right to draw upon the letter of credit to satisfy the Debtors' obligations under the policies (excluding retained liabilities under deductibles that are general unsecured or administrative claims against the estates). Accordingly, the Trustee must obtain a release from the insurance carriers before any of the cash securing this letter of credit are assets available for distribution to creditors. It is uncertain as to when, if ever, any amount would be returned to the estate.

      36. Real property. The only real property currently owned by the Debtors is the Washington, Missouri distribution center and the St. Louis, Missouri warehouse. The Debtors have contracted to sell both pieces of real property. (See P. P. 45-47 below). Both properties are subject to secured claims. (See P. 45-47 below).

      37. Uncollected receivables and escrows. The Debtors' books reflect approximately $4.0 million in receivables due from third parties and amounts in escrow accounts. The receivables are months overdue, many are disputed, and the collectibility of these receivables is uncertain. The timing and risk of setoff with respect to the funds held in escrow have yet to be determined. If the Trustee succeeds in collecting these receivables, the Insurer and any non-consenting creditors will benefit from such collections.

      38. Causes of action. The Trustee is still in the process of determining whether any claims exist against third parties. While such claims could have substantial value, thereby increasing the distribution available to unsecured creditors, it is not possible to attribute any absolute value to these claims at this time.

      (2) Claims Asserted Against the Debtors

      39. Claims asserted against the Debtors fall into four classes: (i) administrative claims, (ii) priority claims, (iii) secured claims and (iv) unsecured claims. In order to provide for a distribution to unsecured creditors, all administrative and priority claims must be satisfied in full and secured claims must be satisfied to the extent of the value of any assets securing such secured claims.

      40. Administrative claims. There are approximately $8.9 million of asserted and estimated administrative claims, of which $6.9 million is disputed. Also, there are potential additional administrative claims which cannot presently be estimated. Further, the bar date for filing administrative claims has been set for January 15, 2001. Thus, the final amount of administrative claims may increase.

      41. Of the $8.9 million, $6.9 million represents a reserve for a claim brought by EBS Pension LLC. EBS Pension LLC's claim arises out of the Debtors' 1997 chapter 11 plan. The 1997 chapter 11 plan provided for the termination of the Debtors' overfunded pension plan and the payment of surplus, less a reserve to pay taxes, to EBS Pension LLC. The Debtors reserved $5.7 million to pay taxes on their books, but established no separate account for such reserve or otherwise segregated funds with respect to such amount. and failed to pay the money to EBS Pension LLC when the IRS issued a ruling that no taxes were payable. When the Debtors filed for chapter 11 relief a second time, EBS Pension sued, claiming a "constructive trust" on the Debtors' cash to the extent of $5.7 million, plus interest. On January 9, 2000, this Court rendered a decision denying summary judgment to the Debtors on the issue of whether EBS Pension LLC could impress a constructive trust. On October 16, 2000, the Trustee moved for entry of a judgment that such funds were property of the estate, and EBS Pension LLC moved for the entry of judgment that such funds were held in constructive trust and for prejudgment interest of $1.2 million, increasing the total amount of the claim to $6.9 million. Nonetheless, the Court (by denying the Debtors' motion for summary judgment) has already ruled in favor of EBS Pension LLC, and the claim of EBS Pension LLC may increase in the event that prejudgment interest is ultimately awarded. Although the Trustee has asked the Court to reconsider its ruling in connection with final judgment, an appeal to the United States District Court and thereafter to the United States Court of Appeals for the Third Circuit may be required for the Trustee to prevail in this litigation. Accordingly, any amount of the $6.9 million reserved for EBS Pension LLC's claim that became available to fund additional distributions to non-consenting creditors would become available only after an extensive and uncertain period of time. Any victory in such litigation would benefit the Insurer and non-consenting creditors.

            42. Further, the Trustee estimates that outstanding costs of administering the estate presently total approximately $2.0 million, including $500,000 in postpetition taxes that are due or will become due, $1.1 million for estimated accrued professional fees and $400,000 for personnel and other general costs of the estate. However, there are many potential administrative claims for which no estimated amount can presently be ascertained, including, postpetition personal injury claims, unpaid cure claims, claims arising from asset sales, and other claims. Only after the establishment of an administrative bar date and an evaluation of claims filed thereunder will the Trustee be able to estimate the total amount of administrative claims against the Debtors' estates.

      43. The Trustee estimates that, in the absence of the Policy, future costs of administering the estates would be offset to a great extent by interest gained on estate funds until the first distribution to unsecured creditors. However, the Trustee can give no assurance that the future costs of administering the estates would not exceed such earnings.

      44. It is a condition to the effectiveness of the Policy that the amount of administrative expense claims filed by the administrative bar date not materially exceed $8.9 million (which number includes the $6.9 million claimed by EBS Pension LLC). Any reduction in the allowed amount of such claims would benefit the Insurer and non-consenting creditors.

      45. Priority claims. Until recently, the claims register compiled by Claudia King & Co., the claims agent retained in the Debtors' chapter 11 cases, reflected priority claims in the total approximate amount of $48.3 million. Of this amount, $44 million relates to one claim filed by the Internal Revenue Service. The IRS has recently filed new proofs of claims totaling approximately $3.8 million. While the new proofs of claims do not, on their face, purport to amend or supersede the IRS' prior claims, the Trustee believes that is what is intended and will seek clarification from the IRS. Limitation of the IRS Claims to an amount satisfactory to the Insurer is a condition to the effectiveness of the Policy. The Insurer will not assume any risk relating to the amount of the IRS Claims unless it waives this condition.

      46. The balance of priority claims relate to other tax claims and employee-related claims. If all of the remaining priority claims (excluding the reduced IRS claim) are allowed, the register would reflect priority claims totaling approximately $3 million.

      47. Secured claims. The Debtors' books reflect two substantial secured claims: a $6.9 million claim under industrial development revenue bonds secured by the Debtors' distribution center in Washington, Missouri and claims under the Debtors' 11% Senior Notes secured by a warehouse in St. Louis, Missouri. Pursuant to Bankruptcy Code ss. 506, a secured claim is defined as the lesser of the claimed amount and the proceeds received from the sale of the collateral securing the claim. Any excess of the claimed amount over the collateral proceeds will be an unsecured claim.

      48. The Debtors have contracted to sell the Washington distribution center for approximately $6.3 million. The proposed buyer has delayed closing of the sale of the property three times. If the sale does not close, the Trustee may be forced to locate a new buyer. Pursuant to a stipulation and order signed by the Bankruptcy Court, the Debtors have made several adequate protection payments to the IRB, which has a claim secured by the distribution center. As of November 1, 2000, these adequate protection payments totaled $200,000. If the Debtors net proceeds from the sale of the warehouse are greater than $5,400,000, the adequate protection payments previously paid to the IRB shall be deemed prepayments on the IRB secured claim. If the Debtors net proceeds from this sale are less than $5,400,000, then (i) the amount of adequate protection payments equal to the difference between the amount of net proceeds and $5,400,000 shall be retained by the IRB as compensation for diminution in the value of its secured claim and (ii) the remaining amount of such adequate protection payments shall be deemed prepayments on IRB's secured claim.

      49. The Debtors have contracted to sell the St. Louis warehouse for approximately $875,000. The proceeds of the sale, net of any expenses of sale, will be remitted to The Bank of New York as indenture trustee for the 11% Noteholders. After deducting its indenture trustee fees, The Bank of New York will distribute approximately 96% of those proceeds to the 11% Noteholders, and the remaining funds will be distributed to the Debtors' estates. If the sale closes before the Noteholders tender their notes, the proceeds will reduce the amount of the claim under the Notes that will be eligible to receive the Accelerated Distribution. If the sale closes after the Noteholders tender their notes to the Insurer under the Policy, the Noteholders will already have received at a minimum 16% of the gross amount of their claim without any reduction for the value of their collateral. Accordingly, the Insurer (who will already have funded the Accelerated Distribution to tendering Noteholders) will be entitled to retain at a minimum 16% of the tendering Noteholders' share of the proceeds of the St. Louis warehouse.

      50. Unsecured claims. The claims register as adjusted as of November 16, 2000 (not including claims that have been withdrawn, expunged, or reduced by agreement or an order of the Bankruptcy Court) reflects unsecured claims filed in the Debtors' chapter 11 case of approximately $222 million (excluding EBS Pension LLC's claim of $5.7 million without interest). Some of these claims may be duplicative; others may have no basis in fact; and others may be contingent or unliquidated for which no amount is reflected at this time. No assurance can be given that claims will not exceed the upper bound of the range given above. However, the Trustee believes that legal proceedings and settlements could reduce claims.

      51. Unsecured claims include, but are not limited to, the following:

            a. $113.5 million of Senior Notes issued as part of the Debtors' first Chapter 11 case,12 which are unsecured except for a lien on a warehouse under contract to be sold13 for $875,000. The sale will reduce the Senior Notes' unsecured claim by approximately $800,000

----------
12 The Senior Notes were issued pursuant to that certain Indenture dated September 26, 1997 (the "Indenture"). The Bank of New York serves as indenture trustee.

13    If the sale is consummated after the Effective Date of the Policy.

(see "Secured Claims" at P. 45 above). While the sale is under contract, the Trustee can offer no assurances that the sale will close as expected.

            b. $7 million in claims that were scheduled by the Debtors in their Chapter 11 case and for which no proofs of claim have yet been filed. The Chapter 7 bar date for unsecured claims has been set for November 22, 2000. The Trustee and the claims administrator are still processing and reviewing claims received by the bar date. Thus, the total amount of asserted unsecured claims may increase or decrease, depending on the claims filed in the chapter 7 case.

            c. $38 million in claims filed by landlords representing damages arising from the Debtors' rejection of the relevant leases (the "Rejection Claims"). Over 500 such Rejection Claims have been filed. To the extent a Landlord has re-let the relevant premises, the resultant mitigation of that Landlord's damages may reduce its Rejection Claim. Landlords may attempt to amend their claims, which may result in an increase in the ultimate amount of claims against the estate.

            d. One of the largest unsecured claims relates to the settlement between the Debtors and the statutory committee of retired employees (the "Retirees' Committee"). Under the settlement, a Voluntary Employees' Beneficiary Association ("VEBA") trust was established. The retirees were allowed one unsecured claim in the amount of $14.5 million (the "Retiree Claim"). All distributions to be made to retirees on account of the Retiree Claim are to be made to the VEBA on their behalf. Two initial distributions totaling $1.45 million (less unpaid premiums for COBRA benefits) have been made to the VEBA under the settlement. Additional distributions are to be made to the VEBA at such time as holders of general unsecured claims have received distributions totaling at least 15%, at which time a catch-up distribution will be made on account of the Retiree Claim equal to the difference between the 10% initial distributions and the percentage recovery being paid to other unsecured creditors. Thereafter, the Retiree Claim will be pari passu with all other unsecured creditors and will be entitled to receive a pro rata share of any further distributions.

C.    Certain Risks Associated With Tendering
      Claims to the Insurer


      As discussed above, the Trustee believes that the proposed transaction is in the best interests of unsecured creditors because it will substantially expedite distributions to creditors and eliminates the uncertainty as to the amount distributed to consenting creditors. Nevertheless, creditors who accept an Accelerated Distribution in full satisfaction of their claim run the risk that this Accelerated Distribution may be less than the pro rata distribution they would eventually receive from the estates had they not transferred their claim to the Insurer. Any of a variety of factors, including, but not limited to, the following, might make this a potential outcome:

      o Claim Disallowance and Reduction -- The aggregate amount of allowed unsecured, priority, and administrative claims against the estates may turn out to be substantially lower than that presently set forth in the claims register. The Trustee is continuing to investigate and challenge claims against the estates, and there remains the possibility that a substantial number and amount of claims that have been filed against the estates will be reduced or disallowed. For example, as noted above, the $37 million of claims filed by landlords claiming damages arising from the Debtors' rejection of leases could be reduced to the extent these landlords have mitigated their damages by re-letting the premises.

      o EBS Pension LLC Litigation -- Victory in the EBS Pension LLC litigation would make available for distribution to unsecured creditors $6.9 million in additional cash (although the total unsecured claim pool would increase by $5.7 million, as EBS Pension LLC would have a prepetition claim in that amount). As noted above, such a victory is unlikely to be obtained before the exhaustion of appeals to the United States Court of Appeals for the Third Circuit.

      o Uncollected Receivables -- Recoveries above amounts presently anticipated would increase cash distributable to unsecured creditors.

      o Estates' Causes of Action -- The estates may possess causes of action against third parties of which the Trustee is not presently aware. Recoveries on such causes of action could increase cash distributable to unsecured creditors.

      53. On the other hand, creditors accepting the Accelerated Payment in exchange for their claims will not only have their distributions paid immediately, but they will be protected from the risk that the amounts ultimately distributed to nonconsenting unsecured creditors will be less than the Accelerated Payment. There are a variety of factors that could lead to such a result, including, but not limited to, the following:

      o Pension Plan and 401(k) Overfunding -- The IRS and PBGC may raise legal and other issues in connection with the estates' ability to obtain the overfunding, which may substantially delay the estates' ability to distribute the overfunding to creditors.

      o Cash Collateral -- The estates have more than $10 million in cash tied up in collateral accounts to secure a letters of credit relating to customs bonds and insurance policies. It is not clear when cash will be released for distribution to unsecured creditors, or in what amounts.

      o Decrease in Value of Real Estate -- Sale of the estates' remaining real property, which secures certain claims, may yield less net proceeds than anticipated, giving the secured creditors deficiency claims in excess of anticipated amounts, which would increase the aggregate amount of unsecured claims.

      o Increases in Unsecured Claims -- Due to new claims or amendments to existing claims, the allowed amount of unsecured claims may increase.

      o Increases in Priority and Administrative Claims - The bar dates for administrative and governmental unit claimants are January 15, 2001 and February 19, 2001, respectively. Thus, there may be increases in administrative and priority claims.

      o EBS Pension LLC Victory -- A victory by EBS Pension LLC in its litigation with the Trustee may result in a claim greater than the $6.9 million in the event that prejudgment interest is allowed to accrue postpetition.

      o Delays in Payment -- The Trustee can make no guarantee as to when distributions will be made to nonconsenting unsecured creditors.

      54. For the reasons noted above, the ultimate distribution that allowed unsecured claims will receive from the estate cannot be determined at this time. As described in the preceding paragraphs, the final distribution depends on many factors, including, but not limited to, the timing and amount of noncash asset recovery; the aggregate amount of allowed, priority, secured, and administrative claims (including costs, expenses and other ongoing obligations incurred by the estate); the results of pending litigation; and the final amount of allowed unsecured claims. If the Policy were not in effect and the Trustee made initial distributions to unsecured creditors some time during the first half of 2001, the Trustee would be required to use conservative estimates with respect to the cash available for distribution, reserves necessary to pay administrative and priority claims, and the total amount of unsecured claims that would eventually be allowed. The Trustee expects that any such initial distribution would be less than 5 cents on the dollar. The timing and exact amount of such a distribution cannot be determined at this time.

      55. From the Insurer's perspective, the Policy will produce three (3) possible economic outcomes. The Insurer may (i) suffer a loss on the Policy;
(ii) break even on the Policy; or (iii) make a profit on the Policy. These outcomes depend on (i) the number of consenting unsecured creditors; (ii) the ultimate amount of allowed claims; (iii) the aggregate value of the Debtors' assets; and (iv) administrative and other costs borne by the Insurer.

                      APPROVAL OF THE PROPOSED TRANSACTION
                      IS IN THE BEST INTERESTS OF CREDITORS

      56. The Trustee respectfully requests that the Court approve and authorize the Policy and all related transactions. Based on the information currently available, it appears that implementation of the Policy will enable the Trustee to make expedited distributions to holders of allowed claims in an amount much greater than he would otherwise be able to make in the next several months (and possibly greater than the total amount of eventual distributions to unsecured creditors), will enable him to expeditiously administer and close these estates, and is therefore in the best interests of creditors.

      57. Perhaps most important, no creditors will be harmed by the proposed transaction. The Policy provides (subject to its liability limit) that creditors that decline to participate will receive the same distributions they would receive in the absence of the Policy. Creditors that elect to participate will receive benefits of potentially great value - namely, a prompt distribution in a guaranteed amount. In electing whether or not to participate, creditors will have the benefit of full disclosure - subject to the Court's review and approval -- of all material terms of the Policy, as well as of the risks associated with participation in the Policy as set forth above.

      58. As noted above, under Bankruptcy Code ss. 704(1), one of the primary duties of a Chapter 7 trustee is to "collect and reduce to money the property of the estate for which such trustee serves, and close such estate as expeditiously as is compatible with the best interests of parties in interest." Indeed, several courts have viewed the trustee's duty to "expeditiously" close the estate as being the main duty of a trustee. See, e.g., In re Hutchinson, 5 F.3d 750, 754 (4th Cir. 1993); In re Riverside -Linden Invest. Co., 925 F.2d 320, 322 (9th Cir. 1991). In this case, the Trustee seeks to comply with this duty by utilizing the assets of the estates to obtain insurance that will insure prompt distributions to holders of allowed claims and expedite the administration of these estates.

      59. Section 363(b)(1) of the Bankruptcy Code provides that "[t]he trustee, after notice and a hearing, may use, sell or lease, other than in the ordinary course of business, property of the estate." 11 U.S.C. ss. 363(b)(1). In determining whether the use, sale or lease of property of a debtor's estate outside the ordinary course of business is appropriate under section 363(b)(1), the applicable principle of law is that the approval of such use, sale or lease is appropriate in circumstances where the transaction represents a reasonable business judgment on the part of a trustee. See Committee of Equity Security Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1071 (2d Cir. 1992); see also In re Stroud Ford, Inc., 163 B.R. 730, 732 (Bankr. M.D. Pa. 1993); In re Industrial Valley Refrigeration and Air Conditioning Supplies, Inc., 77 B.R. 15, 19 (Bankr. E.D. Pa. 1987).

      60. The Trustee submits that the purchase of the Policy is a reasonable exercise of his business judgment and is entirely consistent with his duty under section 704(1) to expeditiously close these estates. The Trustee believes that the Policy provides an opportunity for creditors to realize a fair and reasonable recovery on these claims without any further delays.

            61. If the Policy were not in place, creditors would be entitled to receive only their respective pro rata amounts at such time as the Trustee has sufficient free assets for distribution. It is uncertain at this time as to what the final distribution percentage will be and when a final distribution will be made. As noted above, there could be delays in realizing upon certain assets as well as new claims being filed in the future. The Policy will enable creditors holding allowed unsecured claims to have certainty today and receive a final distribution of (i) 16 cents on the dollar on their allowed claims payable on or before March 5, 2001 and (ii) an additional one cent on the dollar in the event that the total amount of cash and non-cash assets that are recovered and converted to cash on or before the first anniversary of the Policy Effective Date exceeds a specified threshold (discussed above).

      62. It is critical to note that participation in the Accelerated Distribution is strictly voluntary. If an unsecured creditor wishes to receive pro rata distributions from the Debtors' estates as if no Accelerated Distributions had been made, such creditor need only to indicate this election on the Response Form. Subject to the 80% condition precedent noted above, participation of all creditors is not necessary.

      63. The Accelerated Distribution and the Policy are very similar to the distribution pool insurance provided by the Insurer that was recently approved in the Montgomery Ward Holding Corp. case, Case No. 97-1409 (PJW) (Bankr. D. Del.). A copy of the order that was entered in the Montgomery Ward Holding Corp. case is attached hereto as Exhibit B. The Trustee understands from the Insurer that over 90% in amount of all unsecured creditors elected to participate in the Montgomery Ward program. The Trustee believes that this type of insurance provides an opportunity for creditors that otherwise would not be available -- prompt payment of claims. Whether the proceeding is a Chapter 11 case (as with the Montgomery Ward case) or Chapter 7 case, the value of creditor recoveries is negatively impacted by delay.

      64. Accordingly, the Trustee respectfully requests that the Court enter an order that provides for, among other things:

      o Approval of and authorization to implement the Policy and the making of Accelerated Distributions as in the best interests of creditors of the Debtors' estates;

      o     Payment of the Policy premium;

      o Assignment to the Insurer (or its designee) of claims by the holders of such claims who elect to receive Accelerated Distributions and the waiver of the requirements of Bankruptcy Rule 3001(e) in connection therewith;

      o Approval of the Claims Administration Agreement, including the provisions requiring the Insurer to pay all administrative claims, including indemnification claims that may be asserted by the Trustee (to the extent permitted by the Policy);

      o     Authorization to rely on the Claims List;

      o     Limitation of the Insurer's liability to the amount of the Policy;

      o A finding by the Court that the disclosure contained herein, including the disclosure concerning the terms of the transaction, the estates' assets and liabilities, and the risks associated with transferring or refusing to transfer a claim, is fair and adequate under the circumstances; and

      o A finding that the notice given to creditors (as set forth below) is fair and adequate under the circumstances.


                                     NOTICE

      65. Notice of this Motion has been given in accordance with the Scheduling Order. Notice of this Motion also will be provided by publication in the national edition of at least one major news publication. The Trustee submits and requests that the Court find that no other or further notice is necessary or required.

      66. No previous motion for the relief requested herein has been made to this or any other court.

            WHEREFORE, the Trustee respectfully requests that the Court enter an Order approving and authorizing the Policy and granting such other relief as the Court may deem just and proper.

Dated:   Wilmington, Delaware
         November 29, 2000
                                          THE BAYARD FIRM


                                          --------------------------------
                                          Neil B. Glassman (No. 2087)
                                          Charlene D. Davis (No. 2336)
                                          P.O. Box 25130
                                          Wilmington, Delaware  19899
                                          Tel.:  (302) 655-5000
                                          Fax:  (302) 658-6395

                                          KRAMER, LEVIN, NAFTALIS &
                                          FRANKEL LLP
                                          Thomas Moers Mayer
                                          Allan E. Reznick
                                          Philip Bentley
                                          919 Third Avenue
                                          New York, New York  10022
                                          Tel:  (212) 715-9100
                                          Fax: (212) 715-8000


                                          Attorneys for the Trustee

Exhibit A


                                                                  Policy No. AFS
Bankers Standard                                            2000-2
Fire and Marine Company


                                DISTRIBUTION POOL
                                INSURANCE POLICY

Section 1. In consideration of the premium set forth in Section 5 below, Bankers Standard Fire and Marine Company ("BSF&M" or the "Insurer") agrees with the Insured (defined below) as follows: Definitions: As used in this Policy, all capitalized terms shall have the meanings assigned in this Section unless otherwise specifically provided.

"Accelerated Claim Payment(s)" means insurance payments made under Section 2.1(ii) or (iii) of this Policy.

"Administrative Claim" means any Claim for an administrative expense of the kind described in Section 503(b) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses of preserving the Debtors' Estate incurred after the commencement of the Bankruptcy Cases; Claims for fees and expenses pursuant to Sections 330 and 331 of the Bankruptcy Code; and fees, if any, due to the United States Trustee under 28 U.S.C. ss. 1930(a)(6).

"Administrative Claim Bar Date" means the last date or dates fixed by the Bankruptcy Court for filing proofs of certain Administrative Claims pursuant to Rule 3003(c)(3) of the Bankruptcy Rules and the Final Order or Orders issued thereunder.

"Allowed Amount" means:

            (a) with respect to any Administrative Claim (i) if the Claim is based upon a fee application, the amount of such fee application that has been approved by a Final Order of the Bankruptcy Court; (ii) if the Claim is based upon any indebtedness or obligation incurred in the ordinary course of business of the Debtors and is not otherwise subject to an Administrative Claim Bar Date, the amount of such Claim that has been agreed to by the Trustee in writing and such creditor, failing which, the amount thereof as fixed by a Final Order of the Bankruptcy Court; or (iii) if the Holder of such Claim was required to file and has filed proof thereof with the Bankruptcy Court prior to an Administrative Claim Bar Date: (1) the amount stated in such proof if no objection to such proof of claim was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (2) the amount thereof as fixed by Final Order of the Bankruptcy Court if an objection to such proof was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; and

            (b) with respect to any Priority Claim, Secured Claim or Unsecured Claim, if the Holder of such Claim has filed proof thereof with the Bankruptcy Court within the applicable period of time fixed by the Bankruptcy Court pursuant to Sections 105(a) and 501 of the Bankruptcy Code and Rules 1019 and 3002 of the Bankruptcy Rules and a Final Order issued thereunder: (1) the amount stated in such proof if no objection to such proof of claim was interposed within the applicable period of time fixed by the Bankruptcy Court, (2) the amount thereof as fixed by Final Order of the Bankruptcy Court if an objection to such proof was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (3) such amount as agreed upon between the Trustee and the Claimholder in writing.

"Allowed Claim" means any Covered Claim for which and to the extent an Allowed Amount has been determined.

"Ancillary Documentation" means such documents as are necessary to transfer and/or assign assets of the Estate to the Insurer.

"Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as now in effect or hereafter amended.

"Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Case.

"Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure promulgated pursuant to 28 U.S.C. ss. 2075, as now in effect or hereinafter amended, together with the local rules of the Bankruptcy Court.

"Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the state of Pennsylvania are authorized or required by law or executive order to remain closed.

"Case"  means  Jointly  Administered  Chapter 7 Case Nos.  99-529  through 536
(MFW) pending in the Bankruptcy Court.

"Claim" means any claim against any of the Debtors within the meaning of Section 101(5) of the Bankruptcy Code.

"Claims Administration Agreement" means the agreement between the Insurer and the Trustee concerning the administration and resolution of covered claims.

"Claimholder(s)" means the legal holder of a Covered Claim.

"Claims List" means the list of Covered Claims on the register annexed to, and made part of, this Policy as Schedule 1.

"Consenting Claimholder(s)" means each Claimholder of an Allowed Claim on or before the Effective Date (but only with respect to such Allowed Claim), which consents to accept receipt of an Accelerated Claim Payment on its Allowed Claim by delivering the written response and assignment provided pursuant to Section 2.4 of this Policy.

"Covered Claims" means Claims listed on the Claims List which are either Allowed Claims or Disputed Claims as provided in Section 2.1 of this Policy, including
(i) scheduled Administrative, Priority, Secured and Unsecured Claims listed on the claims schedule attached to and made part of the Policy (to be agreed by the Insurer before the Effective Date and currently composed of those Claims appearing on the list of claims maintained by Claudia King & Associates), (ii) Unsecured Claims filed with the Bankruptcy Court on or before November 20, 2000,
(iii) Administrative Claims (except Estate Administration Claims) filed with the Bankruptcy Court on or before December 20, 2000, (iv) claims filed by governmental units on or before February 19, 2001, and (v) any additional Unsecured Claims allowed by the Bankruptcy Court where the claimant has filed such claim within ninety (90) days of the Effective Date (defined below) and prevailed in demonstrating "excusable neglect" or such similar legal standard for Unsecured Claims filed after the bar date under applicable Federal bankruptcy laws.

"Debtor" means the substantively consolidated captioned debtors in the Case.

"Disputed Claim" means a Covered Claim that is not an Allowed Claim.

"Effective Date" means the date on which all conditions precedent to the issuance of this Policy, as provided in Section 7 below, are fully satisfied or waived.

"Estate" means the substantively consolidated Chapter 7 estates of the Debtors.

"Estate Administration Claims" means the costs and expenses incurred by the Estate and approved by the Bankruptcy Court relating to the administering of the Estate, claims administration and the final accounting and closure of the Estate.

 "Final Order" means a judgment, order, ruling or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal which judgment, order, ruling or other decree has not been reversed, stayed, modified or amended and as to which (a) the time to appeal or petition for review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending or (b) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can be taken or granted.

"Governmental Unit Bar Date" means February 19, 2001, the last date for governmental units to file Claims.

"Insured" means the Estate.

"Material Adverse Change" means the occurrence of any of the following events prior to the Effective Date: (i) a reduction in the net value of assets of the Estate as stated as of November 28, 2000 by three percent (3%) or more; (ii) the assertion of Priority and/or Administrative Claims totaling $1,000,000 or more; or (iii) the assertion of Unsecured Claims totaling $3,000,000 or more.

"Non-Consenting Claimholder" means each Claimholder of an Allowed Claim which does not consent (but only with respect to such Allowed Claim), on or before the last day of the Post-Effective Election Period, to accept receipt of an Accelerated Claim Payment on its Allowed Claim by delivering the written response and assignment provided pursuant to Section 2.4 of this Policy.

"Post-Effective Consenting Claimholder(s)" means each Claimholder (other than a Consenting Claimholder) of an Allowed Claim on or before the last day of the Post-Effective Election Period (but only with respect to such Allowed Claim), which consents, on or before the last day of the Post-Effective Election Period, to accept receipt of the Accelerated Claim Payment on its Allowed Claim by delivering the written response and assignment pursuant to Section 2.4 of this Policy.

"Post-Effective Election Period" means the period beginning 12.01 a.m. New York time, the day after the Effective Date and ending at 11.59 p.m. New York time on June 30, 2001.

"Priority Claim" means any Claim, other than an Administrative Claim, to the extent entitled to priority under Section 507(a) of the Bankruptcy Code.

"Retirement Plans" means, collectively, the Edison Brothers Stores, Inc. Retirement Account Plan and the Edison Brothers Stores, Inc. Savings Plan.

"Secured Claim" means any Claim of any person that is secured by a lien on property in which the Debtors have, or any of them or any Estate has, an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of such Person's interest in the Debtors', any Debtor's or any Estate's interest in the property, determined pursuant to
Section 506(a) of the Bankruptcy Code.

"Senior Note Tender Date" means February 19, 2001, and such later dates that may be set by the Insurer and the Trustee to permit Holders of Senior Notes to tender such notes and receive an Accelerated Payment.

"Senior Notes" means the notes issued pursuant that certain Indenture between Edison Brothers Stores, Inc. and The Bank of New York, Trustee, dated as of September 26, 1999.

"Term" means the Term of this Policy as set forth in Section 4 below.

"Trustee" means Alan M. Jacobs, Chapter 7 Trustee for the Estate.

"Unsecured Claims" means a Claim against any of the Debtors other than (a) a Secured Claim, (b) a Priority Claim or (c) an Administrative Claim.

Section 2.  Insuring Agreements:

      2.1 Coverage. The coverage provided by this Policy shall be limited to the amount of the Covered Claims. The Claims List shall be conclusive and binding as to the number of Covered Claims and the maximum amount of each such Covered Claim. Except as otherwise ordered by the Court during the ninety (90) day period following the Policy Effective Date based only upon the standards applicable to relieving creditors of orders and the requirements of a bar date (i.e., the last date for filing a proof of claim against a debtor) and except with respect to Claims filed by governmental units on or before the Governmental Unit Bar Date, no claim may be added to the Claims List and no change may be made to the status or maximum amount of any claim on the Claims List (other than the disallowance or allowance of Disputed Claims) after the Policy Effective Date.

            Subject to the Policy Limit of Liability and to the extent there are insufficient funds in the Estate therefor, BSF&M hereby agrees to pay the Insured:

            (i) 100% of the Allowed Amount of Administrative, Secured (to the extent of proceeds of collateral securing such Secured Claim) and Priority Covered Claims;

            (ii) Sixteen percent (16%) of the amount of Allowed Unsecured Claims of all Consenting Claimholders, minus any and all amounts that had been distributed on account of such Allowed Claim from the Estate;

            (iii) Sixteen percent (16%) of the amount of Allowed Unsecured
                  Claims of all Post-Effective Consenting Claimholders, minus any and all amounts that had been distributed on account of such Allowed Claim from the Estate;

            (iv) One percent (1%) of the amount of Allowed Unsecured Claims of all Consenting Claimholders and Post-effective Consenting Claimholders payable only if on or before the first anniversary of the Effective Date all cash and non-cash assets that are recovered converted into cash (with respect to non-cash assets) and transferred and paid over to the Insurer are equal to or greater than $62.9 million on a present value basis as of the Effective Date of this Policy utilizing a 6% discount rate.

            (v) The amount equal to that which would have been paid (as and when payments) on account of the Allowed Claims of Non-Consenting Claimholders from the Estate pursuant Section
                  2.3 below as if this Policy had not been issued and no payments hereunder had been made; and

            (vi)  Estate Administration Claims.

            Payment by BSF&M under this Policy to the Insured shall, to the extent thereof, discharge the obligation of BSF&M under this Policy. Upon disbursement from the Estate in respect of an Allowed Claim to a Consenting Claimholder or Post-Effective Consenting Claimholder, BSF&M, or its designee, shall become the holder of such Allowed Claim and retain all right, title and interest of Claimholder to receive payments from the Insured as provided in Section 2.2(iii) hereof with respect to such Allowed Claim.

      2.2 Timing of Claim Payments. BSF&M will make payments as provided in this Policy to the Insured as follows:

            (i) The amount of payments due on account of Allowed Administrative and Priority Claims will be funded thirty (30) Business Days after the Effective Date;

            (ii) The amount of the Accelerated Claim Payments due on account of the Consenting Claimholders will be funded as soon after March 1, 2001 as is practicable;

            (iii) The amount of the Accelerated Claim due from the Estate to
                  Holders of Senior Notes who are Consenting Claimholders and who have tendered their Senior Notes to either the Indenture Trustee or the Insurer on or before the Senior Note Tender Date will be forwarded within three (3) business days after the Effective Date;

            (iv) The amount of Accelerated Claim Payments due from the Estate to Post-Effective Consenting Claimholders will be funded thirty (30) Business Days after the end of the Post-Effective Election Period;

            (v) The amount of funds necessary to fund pro rata distributions to Non-Consenting Claimholders as and when the Trustee and Insurer determine to make such payments during the Term; and

            (vi)  the date on which an Estate Administration Claim is due.

      2.3 Calculation of Policy Payment Amounts to Non-Consenting Claimholders. At such times as the Trustee and Insurer determine that there is sufficient cash available to distribute, but in no event not sooner than the ninetieth (90th) Business Day following March 31, 2001, BSF&M and the Trustee will determine subject to Bankruptcy Court approval the amount of the claim payment under this Policy to be paid in respect of Section 2.2(v) hereof.

      2.4 Claimholders' Claim, Consent and Assignment. In order to make a claim for an Accelerated Claim Payment from the Insured, a Consenting Claimholder or Post-Effective Consenting Claimholder must complete and deliver to the Insured the claim forms attached hereto as Exhibits A and B respectively, and thereby affirmatively consent to and accept the Accelerated Claim Payment and assign all of its rights to receive any further distributions from the Estate on account of such Claim to BSF&M or its designee. It shall be a condition precedent to the making of each payment under Sections 2.1 and 2.2 hereof that each claim form for each Accelerated Claim Payment shall be received by BSF&M or its designee.

Section 3. Policy Limit of Liability: BSF&M's liability under this Policy is expressly limited to [$70,000,000] in the aggregate for all claims hereunder, and no payment will be made hereunder for any claim after the limit has been reached. The amount available at any particular time to be paid to the Insured under this Policy shall automatically be reduced by any payment made under this Policy. The amount available under this Policy shall not be reinstated for any reason whatsoever.

Section 4. Term and Cancellation:

      4.1 Term. Coverage under this Policy shall commence on the Effective Date and end on the date the Bankruptcy Court enters an order approving the Trustee's final accounting and closing the Estate.

      4.2 Cancellation. After the Effective Date, this Policy may not be cancelled for any reason.

Section 5. Premium: In consideration of the coverage provided under this Policy, by order of the Bankruptcy Court, a premium equal to, and being, the entire balance of funds in the Estate's accounts and all assets (and proceeds thereof) held by or on behalf of the Estate as of the Effective Date shall be irrevocably transferred, assigned and/or paid over to the Insurer. All documents necessary to effectuate the assignment, transfer and payment of all assets of the Estate must be delivered to the Insurer on the Effective Date.

Section 6. Exclusions: The Insurer can deny coverage under this Policy for fraud or material misrepresentation or omission or manifest error made by any person (including any Claimholder) in presenting a claim for an Accelerated Claim Payment, or any other payment, provided for under this Policy.

Section 7. Conditions Precedent: This Policy shall not become effective, and the coverage provided for hereunder shall not attach, unless and until: (i) a final non-appealable order of the Bankruptcy Court, in form and substance acceptable to the Insurer is entered approving and authorizing, among other things, this Policy, the payment of the Premium, the Claims Administration Agreement, the assignment of claims to BSF&M or its designee, the limitations on liability provided in this Policy and the reliance on the Claims List, (ii) Claimholders holding at least 80% in amount of unsecured claims have elected to accept an Accelerated Claim Payment, (iii) completion of such other Ancillary Documentation, in form and substance acceptable to BSF&M, necessary to implement the Policy, (iv) all Covered Claims relating to the Internal Revenue Service have been settled to the satisfaction of the Insurer, (v) an Administrative Claim Bar Date has been set for a date that is no later than January 15, 2001;
(vi) entry of a Final Order substantively consolidating the Debtors' Estate on or before December 20, 2000; (vii) entry of a Final Order granting the motion of Alan M. Jacobs, Chapter 7 Trustee, pursuant to section 363 of the Bankruptcy Code authorizing the termination of the Debtors' overfunded Retirement Plans on or before December 20, 2000; (viii) all documents necessary to terminate the Debtors' Retirement Plans have been prepared and filed with the Pension Benefit Guaranty Corporation and any other appropriate governmental agency, person or institution on or before December 29, 2000; (ix) the Trustee provides the Insurer with evidence satisfactory to the Insurer demonstrating that the gross amount of overfunding of the Debtors' Retirement Plans is at lest $15 million (the then current market value); (x) the Insurer determines that there has not been a Material Adverse Change in the claims database; and(xi) execution and delivery of all documents necessary to transfer and/or assign all assets of the Estate to the Insurer. If the foregoing conditions are not satisfied or waived on or before February 28, 2001, then this Policy shall be null and void.

Section 8. General Provisions:

      8.1 Applicable Law: This Policy shall be governed by and construed in accordance with the laws of Pennsylvania, without regard to principles regarding choice of law.

      8.2 Currency. All payments under this Policy shall be in United States currency

      8.3 Claims Administration Agreement. In connection with this Policy, the Insurer and the Trustee will enter into the Claims Administration Agreement which will provide, among other things, that the Insurer will take over the administration and resolution of all claims asserted against the estate, the Trustee will continue to serve as Chapter 7 Trustee and supervise the administration of the Estate and the Trustee will receive appropriate indemnifications.

      8.4 Entire Agreement. This Policy and the Claims Administration Agreement supersede any and all prior discussions and agreements between the parties with respect to the subject matter of this Policy, and this Policy and the Claims Administration Agreement, including any schedules, exhibits or endorsements hereto, contain the sole and entire agreement between the Insured and the Insurer with respect to the subject matter hereof.

      8.5 Notice. Any notice required to be delivered to the Insurer under this Policy shall be given or mailed by first class certified mail, return receipt requested, or by an overnight courier service, addressed to Bankers Standard Fire and Marine Insurance Company, c/o ACE Financial Solutions, 1133 Avenue of the Americas, 32nd Floor, New York, NY 10036 (Attn: Alan Roseman). Any notice required to be delivered to the Insured under this Policy shall be given or mailed by first class certified mail, return receipt requested, or by an overnight courier service, addressed to Edison Brothers Stores, Inc., c/o Alan M. Jacobs, AMJ Advisors LLC, 999 Central Avenue, Suite 208, Woodmere, New York 11598.

      8.6 Severability. Except with respect to provisions relating to coverage and the conditions precedent to the effectiveness of, and payment of claims under, this Policy, unless otherwise waived by the Insurer in writing, if any other provision of this Policy is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, such provision shall be fully severable, and this Policy will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Policy, and the remaining provisions of this Policy shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      8.7 Waivers and Amendments. Any term or condition of this Policy may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by a duly authorized officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Policy may not be supplemented, amended or changed except by a written endorsement made and executed by the Insurer.

      8.8 Transfer of Interest in this Policy. The Insured's rights and duties under this Policy may not be assigned or delegated without the Insurer's prior written consent. In the absence of such consent, any such assignment or delegation shall be null and void.

      8.9 No Third Party Rights. Except as specifically provided herein with respect to the Trustee, this Policy is solely between the Insured and the Insurer and confers no right, power or obligation on any Claimholder, person, entity or organization other than the Insured and the Insurer.

      8.10 Headings. The Section headings contained in this Policy are for purposes of reference and convenience only and do not limit or otherwise affect the meaning of any provisions of this Policy.

      8.11 Attachment. This Policy is made and accepted subject to the foregoing terms and conditions, together with such other terms and conditions as are made part hereof by endorsement, as provided in this Policy.

IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed on its behalf by its duly authorized officer.


                                         BANKERS STANDARD FIRE AND MARINE
                                         COMPANY



                                         By:___________________________________
                                            Authorized Officer

                                         One of the ACE Group of Insurance and
                                         Reinsurance Companies




SWORN TO BEFORE ME THIS ____  DAY OF
 ____________, 2001 IN WILMINGTON, DELAWARE




-----------------------------------------
                        Notary Public

Bankers Standard                                         Policy No. AFS 2000-2
Fire and Marine Company






                                  SCHEDULE 1 TO
                                DISTRIBUTION POOL
                                INSURANCE POLICY

Exhibit B


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


----------------------------------------------------

IN RE:
                                                      Chapter 7
EDISON BROTHERS STORES, INC., et al.,
                                                      Case Nos. 99-529 through
                                 Debtors              536 (MFW)

                                                      Jointly Administered

----------------------------------------------------


           ORDER GRANTING MOTION OF ALAN M. JACOBS, CHAPTER 7 TRUSTEE,
          PURSUANT TO SECTIONS 105, 363 AND 704 OF THE BANKRUPTCY CODE
           FOR ORDER AUTHORIZING (I) DISTRIBUTION POOL INSURANCE FOR
            THE AMOUNTS TO BE DISTRIBUTED BY THE DEBTORS' ESTATES TO
            HOLDERS OF ALLOWED CLAIMS AND (II) OPTIONAL ACCELERATED
                   FINAL DISTRIBUTIONS TO UNSECURED CREDITORS
                   ------------------------------------------

            Upon the Motion (the "Motion") of Alan M. Jacobs, Chapter 7 trustee (the "Trustee") of the above-captioned debtors (the "Debtors") seeking the entry of an Order authorizing and approving Motion Of Alan M. Jacobs, Chapter 7 Trustee, pursuant to sections 105, 363 and 704 of the Bankruptcy Code for order authorizing (i) distribution pool insurance for the amounts to be distributed by the Debtors' estates to holders of allowed claims and (ii) optional accelerated final distributions to unsecured creditors; and no objections to the relief sought in the Motion having been filed or served; and the Court

            HAVING FOUND THAT

            A. On March 9, 1999 (the "Commencement Date"), the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code.

            B. On or about March 22, 1999, the Office of the United States Trustee (the "U.S. Trustee") appointed a committee of unsecured creditors (the "Committee") in the Debtors' chapter 11 cases.

            C. On or about April 28, 2000, the Debtors and the Committee filed a Motion for an Order Directing Appointment of a Chapter 11 Trustee Pursuant to
Section 1104 of the Bankruptcy Code (the "Trustee Appointment Motion"). On May 16, 2000, the Court conducted a hearing on the Trustee Appointment Motion and thereafter entered an order granting it.

            D. On May 30, 2000, the United States Trustee applied for an order appointing Alan M. Jacobs as trustee (the "Chapter 11 Trustee") in the chapter 11 cases. The Court granted the application on the day it was filed.

            E. On June 16, 2000, the Chapter 11 Trustee moved pursuant to sections 1112(a) and (b) of the Bankruptcy Code to convert the cases to cases under chapter 7 (the "Conversion Motion"). The Court granted the Conversion Motion on July 5, 2000 (the "Conversion Date"). On the Conversion Date, the United States Trustee appointed the Chapter 11 Trustee to serve as the Chapter 7 Trustee, and the Court granted the Trustee's motion for authority to conduct limited administrative operations utilizing the Debtors' employees pursuant to section 721 of the Bankruptcy Code.

            F. On July 25, 2000, the Court entered an order approving the form of notice regarding conversion of cases, first meeting of creditors, claims bar date and notice procedures, pursuant to which (i) November 20, 2000 was fixed as the last date to file proofs of claim (the "Chapter 7 Unsecured Bar Date") and
(ii) February 19, 2001 was fixed as the last date for governmental units to file proofs of claim (the "Governmental Unit Bar Date"). The bar date for filing administrative claims has been set for January 15, 2001.

            G. On November [__], 2000, the Court entered an order (the "Scheduling Order") scheduling the hearing to Consider the Motion and approving the form and manner thereof.

            H. On December 20, 2000, the Court entered an order substantively consolidating the Debtors' estates.

            I. Notice of the Motion was given in accordance with the Scheduling Order. In addition, notice of the Motion was published once in each of The Wall Street Journal (National edition) and the St. Louis Dispatch. Such notice is good and sufficient notice of the Motion and no other or further notice being necessary or required.

            J. The Motion contains adequate information about the Policy and the Debtors' assets and liabilities .

            K. The issuance of the Policy is in the best interests of the Debtors, their estates and creditors as it will enable unsecured creditors to have the option to receive accelerated distributions and will expedite the administration of the Debtors' estates.

            NOW, THEREFORE, after due consideration and good and sufficient cause having been shown therefor, IT IS HEREBY ORDERED THAT:

            1. Granting of the Motion. The Motion is granted as set forth herein.

            2. Approval of the Policy. The Policy, substantially in the form attached hereto as Exhibit A, is hereby approved in all respects and the Debtors are authorized to execute all documents necessary to implement the Policy. The Policy shall become effective on the date (the "Policy Effective Date") that all conditions precedent to issuance of the Policy have been satisfied, including that this Order shall have become final and non-appealable. Amounts available under the Policy Limit of Liability (as defined in the Motion) shall be reduced without further notice, hearing or approval of the Court to the extent payments are made on account of Allowed Claims.

            3. Accelerated Payment. Any unsecured creditor who desires to accept the Accelerated Payment (as defined in the Motion) must return the Response Form (as defined in the Motion) on or before January 29, 2001 indicating their election to receive an Accelerated Payment. Such unsecured creditors shall receive the Accelerated Payment on or before March 4, 2001. Holders of Senior Notes also must to tender their original Notes to the Insurer on or before February 20, 2001 in order to receive an Accelerated Payment. Such tender will be accepted by the Insurer and irrevocable unless withdrawn prior to February 26, 2001. Holders of Senior Notes that tender their notes as provided herein shall receive the Acclerated Payment on or before March 1, 2001. Holders of Unsecured Claims that are not yet Allowed as of the Policy Effective Date shall have the option to accept the Accelerated Payment after the Policy Effective Date, provided that such claims are Allowed on or before June 30, 2001 and the election to receive the Accelerated Payment is also made within such period. In addition, any Holder of an Allowed Unsecured Claim that failed to elect to receive the Accelerated Payment, shall have the option to elect to receive the Accelerated Payment on or before June 30, 2001. Any Unsecured Creditor who does not elect to receive an Accelerated Payment shall have its Claim treated as if the Policy Effective Date had not occurred and no Accelerated Payments had been made.

            4. Assignment of Claims. All Unsecured Creditors holding Allowed Claims that elect to receive the Accelerated Payment shall be required to assign to the Insurer or its designee all right, title and interest in and to each such Unsecured Claim held by such Unsecured Creditor for which such election has been made. Such assignment shall be irrevocable and absolute and shall be a condition precedent to the payment of any Accelerated Payment. Upon the negotiation or cashing of any check issued as payment of an Accelerated Payment, such Unsecured Creditor to whom such check was issued shall be deemed to have accepted such payment as full and final consideration for the absolute and irrevocable assignment of their Unsecured Claim to the Insurer or its designee, which shall have the exclusive right to receive all future distributions in respect of such Unsecured Claim. The provisions of Bankruptcy Rule 3001(e) are hereby waived and dispensed with as it relates to all such assignments of Unsecured Claims to the Insurer or its designee. Claudia King & Associates, Inc. shall record all such assignments to the Insurer.

            5. Policy Term. The coverage provided by the Policy shall commence on the Policy Effective Date and end on the date the Court enters an order approving the Trustee's final accounting and closing the Debtors' Estates.

            6. Policy Premium. The Premium for the Policy shall be the entire balance of funds in the Estate's accounts and all assets (and proceeds, thereof) held by or on behalf of the Estate as of the Policy Effective Date. The Trustee is authorized to execute all documents necessary to effectuate the transfer and assignment of all such assets as well as the proceeds thereof. The Premium and all documents necessary to effectuate the transfer and/or assignment of all interests in and to all assets of the Debtors' Estates shall be delivered, transferred and paid over to the Insurer by the Trustee on the Policy Effective Date.

            7. Claims Administration Agreement. The Claims Administration Agreement, substantially in the form attached hereto as Exhibit B, is hereby approved. The Trustee is authorized to execute the Claims Administration Agreement and such other documents as may be necessary to effectuate the terms thereof.

            8. Covered Claims/Reliance on Claims List. The Claims that will be covered by the Policy are Claims that are either presently Allowed or Disputed as set forth on the list of

Claims maintained by Claudia King & Associates, Inc. ("CKA") that are filed on or before the Chapter 7 Bar Date and attached to the Policy as Schedule 1 (the "Claims List"). The Insurer and the Trustee shall be entitled to rely upon the Claims List as the conclusive list of presently Allowed and Disputed Claims as well as, with respect to Disputed Claims, the maximum amount of such claims. Except as otherwise ordered by the Court during the ninety (90) day period following the Policy Effective Date based only upon the standards applicable to relieving creditors of orders and the requirements of a bar date, and except with respect to Claims filed by governmental units on or before the Governmental Unit Bar Date, no claim may be added to the Claims List and no change may be made to the status or maximum amount of any claim on the Claims List (other than the disallowance or allowance of Disputed Claims) after the Policy Effective Date. After 90th day following the Policy Effective Date and notwithstanding the provisions of Section 726 of the Bankruptcy Code, no claims (new, amended or otherwise) may be filed with or served upon any of the Court, the Debtors, the Trustee or CKA.

            9. Limitation of Liability. The Insurer shall not be liable for any claim of any kind in excess of the amount set forth on the Claims List and, in the aggregate, the Policy Limit of Liability (as defined in the Motion) then in effect. From and after the Policy Effective Date, the Insurer, the Debtors, and the Trustee and their respective officers, directors, employees, advisors, attorneys or other representatives shall not have nor shall they incur any liability to any Holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the negotiation and implementation of the Policy or the administration of claims, except for willful misconduct or gross negligence. The Trustee shall be entitled to assert an administrative expense claim up to the amount of the Premium, which shall be proportionally reduced along with the Policy Limitation of Liability (as set forth in the Policy), for any claims in connection with, related to, or arising out of, the negotiation and implementation of the Policy or the administration of claims, except for willful misconduct or gross negligence. The foregoing shall not impair any creditor's right to receive distributions to which they are entitled.

            10. Retention of Jurisdiction. This Court shall retain exclusive jurisdiction to determine any disputes relating to the Policy.

Dated:  Wilmington, Delaware
        December  ___, 2000


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                                          United States Bankruptcy Judge